Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of September , 2017, by and among Meridian Bank, a Pennsylvania banking institution (the “Company”) which has its principal place of business at 9 Old Lincoln Highway, Malvern, Pennsylvania 19355, and Christopher J. Annas (the “Executive”).

WHEREAS, Executive and the Company are parties to that certain [Amended and Restated] Employment Agreement dated as of [_____] (the “Prior Agreement”);

WHEREAS, Executive and the Company wish to terminate the Prior Agreement and enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.         Termination of Prior Agreement;  Term of Agreement; Restrictions on Payment.

1.1       Termination of Prior Agreement. Effective as of the date hereof (the “Effective Date”), the Prior Agreement shall be terminated and no longer have any force or effect. This Agreement shall supersede the Prior Agreement in its entirety, and each party to the Prior Agreement shall have no further obligations under the Prior Agreement. Executive hereby acknowledges and agrees that the Executive is not entitled to any payments, benefits or anything else of value (including, but not limited to, the acceleration of any payments, awards or other benefits) under the Prior Agreement as a result of, or in connection with, the termination thereof.

1.2       Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a term commencing as of the Effective Date and ending on December 31, 2020, with such arrangement to continue for successive one-year periods in accordance with the terms of this Agreement unless the Company or the Executive notifies the other of non-renewal in writing prior to three (3) months before the expiration of the initial term and each annual renewal, as applicable. (The period during which the Executive provides services hereunder being hereinafter referred to as the “Term.”) Notwithstanding the foregoing, the Executive’s employment may be terminated during the Term in accordance with Sections 4 and 5. In the event that such notice is provided by Executive or the Company, the Company may require in its sole discretion that Executive cease reporting to work and/or to cease performing duties, in whole or in part, during all or any portion of said notice period.

1.3       Special Termination Provisions. If (i) the Company is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, (ii) the Federal Deposit Insurance Corporation (or its successor) (the “FDIC”) or a court appoints a conservator or receiver for the Company or (iii) the Pennsylvania Department of Banking takes possession of the Company, then all obligations of the Company under this Agreement (other than any vested rights of the Executive) shall be terminated, except, to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Company:

(a)        by the Board of Directors (the “FDIC Board”) of the FDIC or its designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority of the Federal Deposit Insurance Act; or

(b)        by the FDIC Board or its designee, at the time the FDIC Board or its designee approves a supervisory merger to resolve problems relating to the operation of the Company or when the Company is determined by the FDIC Board or its designee to be in an unsafe or unsound condition.

1.4       Regulatory Payment Restrictions. If any payment hereunder is determined by the Compensation Committee of the Board (in its reasonable discretion) to violate any regulatory requirement applicable to the Company, the Company may decline to make such payment or amend the amount or timing of such payment to comply with such regulatory requirements, including the requirements of 12 U.S.C. 1828(k) and 12 C.F.R. part 359, which shall not constitute a breach of this Agreement. The application of this Section 1.4 shall not constitute a termination this Agreement or the Term, or “Good Reason” under this Agreement and shall not entitle Executive to any payments or benefits under this Agreement, including but not limited to the termination payments set forth in Section 5.2.

2.         Duties, Positions and Related Matters.

2.1       Duties and Positions. During the Term, the Executive shall (a) be employed by the Company as its President and Chief Executive Officer, and (b) have and perform all duties and responsibilities that are commensurate with such positions, including those that are assigned to Executive by the Board of Directors of the Company (the “Board”). Executive shall receive no additional compensation or benefits in respect of his service as a member of any board of directors of the Company or any Affiliate. Upon the termination of the Term, Executive shall resign as a member of the Board and as an officer, director and manager of the Company and any other Affiliate. As used throughout this Agreement, “Affiliate” or “Affiliates” means any party controlled by, under the control of, or under common control with, the Company.

2.2       Outside Activities. During the Term, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his best efforts and full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Term, upon the prior written approval of the Compensation Committee of the Board (which shall not be unreasonably withheld), Executive may (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (A) fulfill limited speaking engagements and (C) manage his personal investments, in each case, so long as such activities do not materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.

2.3       Location. The Executive’s employment will be at the Company’s principal offices, currently located in Malvern, Pennsylvania, except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.

3.         Compensation.

3.1       Base Salary. The Company shall pay the Executive during the Term a base salary at a minimum rate of $425,000 per annum beginning on the Effective Date (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. The Compensation Committee of the Board may periodically review the Executive’s Base Salary and may provide for such increases therein as it may, in its discretion, deem appropriate. (Any such increased base salary shall constitute the “Base Salary” as of the time of the increase.)

3.2       Performance Bonus. During the Term, in addition to the Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount and on such terms to be determined by the Compensation Committee of the Board (“Performance Bonus”). For the calendar year ending December 31, 2017, the Performance Bonus opportunity shall be $100,000. Whether any Performance Bonus is awarded to the Executive for said period or thereafter, the amount thereof, or whether the Performance Bonus opportunity should be increased (including with respect to said period), shall be determined by the Compensation Committee of the Board in its sole discretion. The Compensation Committee of the Board shall further have the discretion to grant Executive other bonuses in such amounts and on such terms as it shall determine in its sole discretion. Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity–based plan, or other policy or program of the Company.

3.3       Equity Incentive Compensation. Executive shall be entitled to participate in any equity compensation plan of the Company in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase shares of the Company’s common stock (“Common Stock”), shares of restricted stock, and/or other equity awards in the discretion of the Compensation Committee of the Board.

3.4       Benefits. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits and perquisites that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs (collectively, the “Benefits Plans”).

3.5       Vacation. During the Term, the Executive shall be entitled to vacation of no less than 25 business days per year, to be credited in accordance with ordinary Company policies.

3.6       Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements. The Company shall also pay or reimburse the Executive for all attorneys’ fees and other charges of counsel reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company, up to the amount of $5,000.

3.7       Supplemental Executive Retirement Deferred Compensation Plan. The Executive shall continue to be eligible to participate in the Supplemental Executive Retirement Deferred Compensation Plan adopted by the Company effective January 1, 2009 (as such plan may be amended from time to time in accordance with its terms).

3.8       Clawback.  Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise are subject to recoupment or clawback (i) under any applicable Company clawback or recoupment policy that is generally applicable to the Company’s executives, as may be in effect from time to time, or (ii) as required by law. Executive acknowledges that any such policy applies to compensation and benefits previously provided and that the Compensation Committee of the Board has discretion regarding applying the policy to compensation and benefits provided to Executive. Executive’s failure to timely make any repayment required by law or under any such policy shall constitute Executive’s material breach of this Agreement.

4.         Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If, during the Term, the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability (as defined for purposes of the Company’s long-term disability plan then in effect or, if no such plan is in effect, by virtue of Executive’s ill health or other disability of  Executive) for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to terminate the Term and the employment of the Executive upon notice in writing to the Executive. Upon termination of the Term and the Executive’s employment due to death or disability during the Term, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive (A) any Base Salary earned through the date of termination, (B) any Performance Bonus determined by the Company to be earned and payable, but not yet paid in respect of any fiscal year completed before the date of termination, (C) all other rights and benefits earned and accrued or vested under this Agreement or under any plan, program, agreement, corporate governance document or arrangement of the Company (“Company Arrangements”) prior to the date of termination, and (D) reimbursement under this Agreement for expenses incurred prior to the date of termination, in each case in accordance with the terms and conditions applicable thereto (clauses (A) through (D) collectively, the “Accrued Benefits”). Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company Arrangements in accordance with their terms).

5.         Certain Terminations of Employment; Certain Benefits.

5.1       Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a)        For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)         commission of, or charge or indictment for (or formal admission to) a felony, or commission of and indictment for (or formal admission to) any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;

(ii)       engagement in fraud, misappropriation or embezzlement or other conduct which is injurious to the Company or that harms the reputation or financial position of the Company;

(iii)      disqualification, bar, order or similar requirement by any governmental regulatory authority from serving as an officer or director of the Company or the imposition of any cease and desist or similar order or directive by any governmental regulatory authority with regard to Executive’s duties or responsibilities as an officer or director of the Company;

(iv)      obstruction or imposition of, attempting to influence, obstruct or impede, or failing to cooperate with, any investigation authorized by the Board or any governmental regulatory authority with regard to the Company;

(v)       gross negligence in the performance of his duties or continued failure to perform his duties with the Company (other than any such failure resulting from the Executive’s disability);

(vi)      failure to materially adhere to the directions of the Board or the Company’s written policies and practices;

(vii)     breach of Executive’s fiduciary duties to the Company; or

(viii)    material breach of any of the provisions of Section 3.8 or Section 6;

provided, that the Company shall not be permitted to terminate the Executive for Cause pursuant to clauses (v) or (vi) above, unless (A) the Company has delivered a written notice to the Executive describing the event purporting to give rise to a termination for Cause within 30 days following the occurrence of any event described in clauses (v) or (vi) above (if the Board determines that the event is capable of being cured), and (B) the Board has made a determination that Cause exists (after the Executive has been provided with a 30-day opportunity to cure the event described in clauses (v) or (vi) above (if the Board determines that the event is capable of being cured)), or with the opportunity to contest the determination at a meeting of the Board) after 30 days following (but not more than 90 days following) the date the written notice described in clause (A) has been given.

(b)        The Company may terminate the Term and the Executive’s employment hereunder for Cause with no notice (other than that set forth above), and the Executive may terminate the Term and his employment hereunder other than for Good Reason on at least 90 days’ written notice given to the Company. If the Company terminates the

Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive the Accrued Benefits; and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment. Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable to the Executive under this Section 5.1(b) shall be paid to the Executive in a single-sum payment by wire transfer of immediately available funds within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.1(b). In the event that notice is provided by Executive or the Company, the Company may require in its sole discretion that Executive cease reporting to work and/or to cease performing duties, in whole or in part, during all or any portion of said notice period.

5.2       Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a)        For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(i)         a material diminution of the Executive’s title, authority, duties or responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions as President and Chief Executive Officer of the Company (except that placing Executive on a paid leave for up to 60 days during the course of an investigation involving Executive shall not constitute Good Reason);

(ii)       a reduction in Base Salary to a rate of less than $425,000 per annum; or

(iii)      the requirement that Executive relocate his office to a location that is more than 50 miles outside of Malvern, Pennsylvania;

provided, that the Executive shall not be permitted to terminate his employment with Good Reason unless (A) the Executive has given written notice to the Company of such awareness or constructive awareness within 30 days thereof, stating in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment, that Executive intends to resign for Good Reason as a result thereof, and the date of termination if the condition is not corrected, (B) the Company has not cured such event within 30 days following its receipt of the Executive’s written notice, and (C) the Executive has provided a separate written notice of termination within 30 days following the end of the cure period provided in clause (B) above.

(b)        The Company may terminate the Term and the Executive’s employment hereunder without Cause on at least 30 days’ written notice given to the Executive, and the Executive may terminate the Term and the Executive’s employment with the Company for Good Reason with the notice set forth above. In the event that such notice is provided by Executive or the Company, the Company may require in its sole discretion that Executive cease reporting to work and/or to cease performing duties, in whole or in part, during all or any portion of said notice period. Subject to Section 5.3, if the Company terminates Executive’s employment hereunder without Cause (other than under Section 4), or the Executive terminates his employment for Good Reason, in either case during the Term, then, in either such case, without duplication and subject to the requirements of Section 5.5 below:

(i)        the Executive shall receive the Accrued Benefits;

(ii)       the Executive shall receive a single-sum payment by wire transfer of immediately available funds in an amount equal to 200% of the Executive’s Base Salary and Performance Bonus opportunity in effect (if any) at the time of such termination; and

(iii)      subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall pay the same share of the premium it would have paid as if Executive were an employee of the Company, for continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive for a period of 12 months at the Company’s expense, provided that Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that Executive obtains other employment that offers group health benefits, such COBRA payment by the Company shall immediately cease.

Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable to the Executive under this Section 5.2(b) (other than Section 5.2(b)(iv)) shall be paid to the Executive within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.2(b). In the event that the 60 day period following such termination spans two calendar years, the amounts payable to Executive under this Section 5.2(b) shall be paid in the later calendar year.

For the avoidance of doubt, neither (a) the termination of the Company’s obligations and/or Executive’s employment under this Agreement pursuant to Section 1.3, nor (b) following a notification of non-renewal under Section 1.2, a termination of Executive’s employment at or after the expiration of the initial term or any annual renewal thereof, shall: (i) constitute a termination without Cause, (ii) constitute Good Reason, or (c) entitle Executive to any payment or other benefit under this Agreement.

5.3       Change of Control. In the event of a “Change of Control” (as defined below) during the Term, if the Executive terminates his employment with the Company for Good Reason or the Company terminates Executive’s employment with the Company without Cause, in each case, within twelve (12) months following the date of a Change of Control that occurs during the Term, then, without duplication and subject to the requirements of Section 5.5 below:

(i)         the Executive shall receive the Accrued Benefits;

(ii)       the Executive shall receive a single-sum payment by wire transfer of immediately available funds in an amount equal to 300% of the Executive’s Base Salary and Performance Bonus opportunity in effect (if any) at the time of such termination; and

(iii)      subject to Executive’s timely election of COBRA, and Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall pay the same share of the premium it would have paid as if Executive were an employee of the Company, for continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive for a period of 12 months at the Company’s expense, provided that Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that Executive obtains other employment that offers group health benefits, such COBRA payment by the Company shall immediately cease.

For purposes of this Agreement, “Change of Control” shall mean the happening of any of the following:

(a)        any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but excluding Executive, any Family Member of Executive, or any entity or person controlling, controlled by or under common control with Executive, any Family Member of Executive, the Company, any employee benefit plan of the Company or any such entity, and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which any of the foregoing persons or entities is a member (a “Related Person or Entity”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (i) the combined voting power of the Company’s then outstanding securities or (ii) the then outstanding Common Stock (in either such case other than as a result of an acquisition of securities directly from the Company) (for purposes hereof, “Family Member” means (x) a person’s spouse, parent, sibling and descendants (whether natural or adopted), (y) any family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted), and (z) any estate or trust for the benefit of such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted));

(b)        any consolidation or merger of the Company, other than with or into a Related Person or Entity, where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

(c)        there shall occur (i) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to (x) an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) who beneficially hold shares of Common Stock immediately prior to such sale, or (y) a Related Person or Entity, or (ii) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, as applicable; or

(d)        members of the Board at the beginning of any consecutive 12- calendar-month period (the “Incumbent Directors”) cease for any reason, other than due to death, disability or compliance with any policy adopted by the Board regarding mandatory retirement age, to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12-calendar-month period, shall be deemed to be an Incumbent Director;

provided,  however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the Common Stock under the Securities Act of 1933, as amended.

5.4       Parachutes.

(a)        In the event that any payment or benefit received or to be received by Executive under this Agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then, to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) on such unreduced Total Payments).

(b)        For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (iii) the severance payments payable to Executive pursuant to this Agreement shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this paragraph) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of Section 280G of the Code, in the opinion of Tax Counsel; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

5.5       Execution of Release. The Executive acknowledges that all payments and benefits due under this Section 5 (other than the Accrued Benefits) are subject to his execution and delivery to the Company of an effective agreement including a release of claims in a form prescribed by the Company (the “Termination Agreement”) within twenty-one (21) days (or, in the Company’s sole discretion, forty-five (45) days) following his cessation of employment, and the additional requirements that that Executive not revoke such Termination Agreement during any applicable revocation period, and continue to comply with Section 6 of this Agreement. The Termination Agreement shall include a general release of any and all rights and claims against the Company and any other persons or entities designated by the Company, that are in existence at the time of signing the Termination Agreement, whether they are known or not known by Executive, and, in the Company’s sole discretion, provisions requiring Executive: not to disparage or defame the Company, the other persons or entities released, and/or their respective products and services; to keep the Termination Agreement confidential; to comply with his obligations under this Agreement; and to reasonably cooperate with the Company in transitioning business matters and handling claims and litigation. If Executive fails to execute such Termination Agreement, or such Termination Agreement does not become irrevocable, all such payments and benefits set forth in this Section 5 (other than the Accrued Benefits) shall not be due or payable.

5.6       No Mitigation. The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement.

6.         Covenants of the Executive.

6.1       Confidentiality/Trade Secrets. The Executive acknowledges that (i) [the primary business of the Company is providing banking services to businesses, professionals and retail customers in the [the counties that comprise the Delaware Valley] (the “Business”); (ii) the Business is highly competitive; (iii) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees during and after the period of the Executive’s employment at any time with the Company and its affiliates, the Executive (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its Affiliates (the “Confidential/Trade Secret Information”), and (y) shall not disclose such Confidential/Trade Secret Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential/Trade Secret Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Nothing in this Agreement is intended to or shall be interpreted: (x) to restrict or otherwise interfere with Executive’s obligation to testify truthfully in any forum; or (y) to restrict or otherwise interfere with Executive’s right and/or obligation to contact, cooperate with, provide information in confidence to, or testify or otherwise participate in any action, investigation or proceeding of, any government agency, commission or entity, including but not limited to the Equal Employment Opportunity Commission or the Securities and Exchange Commission. In addition, the Defend Trade Secrets Act of 2016 (the “Act”) provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The Act further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.2       Noncompetition/Nonsolicitation.

(a)        During Executive’s employment with the Company or any Affiliate and a period of two years following the end of said employment, regardless of the reason said employment ends, Executive shall not, directly or indirectly, own, be financially interested in, manage, operate, control, engage in, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or otherwise render services to or on behalf of, any person or business entity or organization, of whatever form, that competes with the Company or any of its Affiliates anywhere in the [counties that comprise the Delaware Valley] or anywhere else where the Company or any of its Affiliates is then doing business or planning to do business, including but not limited to, by way of example only, [to be inserted]. It is agreed and acknowledged that various financial technology services and/or products (commonly referred to as “fintech”) compete with the services and/or products provided by the Company.

(b)        For a period of two years following the end of the Term, regardless of the reason the Term of this Agreement ends, Executive shall not, directly or indirectly:

(i)         Direct or do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company or any Affiliate with any Customer, Prospective Customer, vendor or contractor of the Company or any Affiliate, or otherwise induce or attempt to induce any Customer or Prospective Customer to cease doing business, not do business, reduce or otherwise limit its business with the Company or any Affiliate;

(ii)       Solicit, aid or induce any Customer or Prospective Customer of the Company or any Affiliate to purchase goods or services then sold by the Company or any Affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such Customer or Prospective Customer;

(iii)      Conduct business with or accept business from any Customer or Prospective Customer, directly in competition with the Company or any Affiliate, or on behalf of any person or entity that is a competitor of the Company or any Affiliate;

(iv)       Solicit, encourage, recruit or attempt to persuade any person to terminate his or her employment with the Company or any Affiliate, whether or not such employment is pursuant to a written agreement or is at-will; or

(v)        Employ, retain or establish a business relationship with, or encourage or assist any person or entity to employ or establish a business relationship with, any individual who was employed by the Company or any Affiliate at any time during the preceding twelve-month period.

For purposes of the this Agreement: (i) “Customer” shall mean those persons or entities for whom or which the Company or any Affiliate performed services or to whom or which the Company or any Affiliate sold or licensed products, during the prior two (2) years; and “Prospective Customer” shall mean persons or entities whose business was solicited by the Company or any Affiliate during the during the prior two (2) years.

(c)        The Executive specifically acknowledges that the temporal and geographical limitations hereof, in view of the nature of the Business, are reasonable and necessary to protect the Company’s legitimate business interests.

6.3       Return of Company Property. Executive acknowledges that all materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Executive by Company or any Affiliate or that Executive creates or obtains in connection with his employment shall remain the property of Company. On termination of Executive’s employment with Company for whatever reason, or at the request of Company before termination, Executive agrees to promptly deliver to Company all records, files, computer disks, memoranda, documents, lists, materials and other information, whether or not they contain any Confidential/Trade Secret Information, including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others. Executive also agree to promptly return, upon termination or at any time upon Company’s request, any and all Company or Affiliate property issued to Executive, including, but not limited to, computers, tablets, facsimile transmission equipment, cellular phones, keys and credits cards, disks, drives or other electronic storage devices. Executive further agrees to download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment, personal email accounts or cloud storage, and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices, personal email accounts or cloud storage, and certify in writing to the Company that Executive has done so.

6.4       Rights and Remedies upon Breach. Executive acknowledge and agree that the Company’s and Affiliates’ remedies at law for a breach or threatened breach of any of the provisions of Sections 6.1, 6.2 or 6.3 of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and the Affiliates, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, including an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and the Affiliates may be entitled. In the event of a breach or alleged breach by Executive of any of the provisions of Section 6.2, the restrictions contained in Section 6.2 shall be extended by a period of time equal to the period of such breach, it being the intention of the parties hereto that the running of the restriction period shall be tolled until such breach is resolved (including the period of any court proceedings necessary to stop such violation). Executive agree that the Affiliates are third party beneficiaries of this Agreement.

6.5       Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company any of the Affiliates, and its representatives in defense of any claims that may be made against the Company or the Affiliates, and will assist the Company or the Affiliates in the prosecution of any claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits that may be filed or threatened against the Company or the Affiliates. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the Affiliates, regardless of whether a lawsuit or other proceeding has then been filed against the Company or the Affiliates with respect to such investigation. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 6.5.

7.         Other Provisions.

7.1       Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) Section 6.2 is reasonable in geographical and temporal scope and the other restrictions and requirements of this Agreement are reasonable in all other respects. If it is determined that any of the provisions of this Agreement or any part thereof, is determined by a court or arbitrator of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2       Duration and Scope of Covenants. If any court or arbitrator of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3       Enforceability; Jurisdiction; Arbitration. All disputes, claims, or controversies arising out of or in connection with Executive’s business relationship with the Company and any Affiliate, including but not limited to under this Agreement (except claims by Executive, the Company or any Affiliate with respect to Sections 6.1, 6.2 or 6.3, including for injunctive relief or declaratory judgment) including but not limited to those concerning workplace discrimination and all other statutory claims, shall be finally settled by arbitration before a single arbitrator who shall be a member of and recognized by the American Arbitration Association (the “AAA”) in accordance with the AAA Employment Arbitration Rules and Mediation Procedures then in effect. Any arbitration commenced by either party shall be held in Philadelphia, Pennsylvania. The requirement to arbitrate does not apply to the filing of an employment related claim, dispute or controversy with a federal, state or local administrative agency. However, Executive understands that by entering into this Agreement, Executive is waiving Executive’s right to have a court and a jury determine Executive’s rights, including under federal, state and local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, sex, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. The decision of the arbitrator shall contain findings of fact and conclusions of law, shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act. The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs. Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction. There shall be no right or authority for any disputes, claims or controversies to be arbitrated on a class action or collective action basis or together with the claim of any other person.

7.4       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or E-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other party as follows:

If to the Company, to:

Meridian Bank

9 Old Lincoln Highway

Malvern, PA 19355

Attention:

Facsimile:

E-mail:

If to the Executive, to the most recent home address on file;

With a copy (which shall not constitute notice) to:

Facsimile:

E-mail:

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5       Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the Prior Agreement.

7.6       Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all parties. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7       Governing Law and Forum. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of law provisions and without the aid of any canon, custom or rule of law requiring or suggesting construction against the drafter. Any court action instituted by Executive or on his behalf relating in any way to this Agreement or his employment with the Company shall be filed exclusively in federal or state court in Pennsylvania and Executive consents to the jurisdiction and venue of these courts in any action instituted by the Company against him. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

7.8       Assignment. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of the Company, the Affiliates, and all and singularly, their successors and assigns. The Company may assign this Agreement to any Affiliate or to a successor to some or all of the business and/or assets of the Company, provided that the Company shall require such Affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. Executive hereby agrees to and authorizes any such assignment by the Company. As used in this Agreement, in the event of an assignment of this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, or any Affiliate, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to any payment or benefits under Sections 4 or 5 if: (i) Executive is offered employment with a successor to the Company or some or all of its business or assets, which agrees to assume this Agreement, Executive does not accept the offer and his employment ceases as a result thereof; or (ii) Executive is transferred or offered a transfer to an Affiliate which agrees to assume this Agreement, Executive does not accept the transfer or offer and his employment ceases as a result thereof.

7.9       Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12     Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 1.3, 1.4, 2.1, 3.8, 4, 5, 6 and 7 and any other provisions of this Agreement expressly imposing obligations that survive termination of the Term and Executive’s employment hereunder, shall survive termination of the Term and this Agreement and any termination of the Executive’s employment hereunder.

7.13     Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit in any manner whatsoever his ability to fulfill his responsibilities hereunder.

7.14     Section 409A.

(a)        Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b)        Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the

Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c)        Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit.

7.15     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

Meridian Bank

By:	Name:	Title:

Christopher J. Annas